Exhibit (h)(4)

AMENDMENT NO. 3 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO MASTER SERVICES AGREEMENT (this “Amendment”),effective as of May 28, 2026, by and among The James Alpha Funds Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties” and each a “Party”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated February 2, 2021, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with the Schedule A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

THE JAMES ALPHA FUNDS TRUST	ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Amaris Miller Name: Amaris Miller Title: Chief Operating Officer	By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

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AMENDED SCHEDULE A

dated May 28, 2026

to the

Master Services Agreement between

The James Alpha Funds Trust and

Ultimus Fund Solutions, LLC dated February 2, 2021

Fund Portfolio(s)

Easterly Global Real Estate Fund Easterly Hedged Equity Fund Easterly Income Opportunities Fund

Easterly ROCMuni High Income Municipal Bond Fund Easterly Snow Long/Short Opportunity Fund

Easterly Snow Small Cap Value Fund Easterly Snow All Cap Value Fund

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